EXHIBIT 99.06
Scripps reports fourth-quarter results
Strategic options weighed for United Media

For immediate release	(NYSE: SSP)
February 23, 2010
CINCINNATI — The E.W. Scripps Company reported operating results for the fourth quarter of 2009 that reflect disciplined expense management and an improving business climate.
Consolidated revenues were $217 million, an 18 percent decrease from $265 million in the fourth quarter of 2008. Compared with the third quarter, the year-over-year rate of revenue decline in the fourth quarter improved for both the television and newspaper divisions.
Expenses, excluding restructuring costs, were reduced 17 percent to $185 million from $223 million in the year-ago period.
Income from continuing operations in the fourth quarter of 2009, net of tax, was $14.1 million, or 22 cents per share, compared with a net loss from continuing operations of $3.6 million, or 6 cents per share, in the 2008 quarter.
The 2009 quarter included after-tax restructuring costs of $3.6 million, or 6 cents per share, for the consolidation of certain functions at its television stations and the continued rationalization of functions and centralization of processes in its newspaper division. The 2008 quarter included after-tax costs totaling $36.9 million, or 69 cents per share, reflecting severance costs in the newspaper division, the write-down of certain assets in the television division, the write-down of a newspaper investment, and costs related to the spin-off of Scripps Networks Interactive.
“Local and national advertising revenue at the TV stations bounced back nicely in the fourth quarter and that upward trend continues in the early part of this year,” said Rich Boehne, president and chief executive officer of Scripps. “Newspaper advertising declines are moderating and we’re well down the road toward restructuring our operations for success on a smaller — but still attractive — base of local print and online advertising.
“We entered 2010 as a financially strong company with minimal debt, committed to building value by providing high-quality content, marketplaces and public service to communities across the country,” Boehne said. “The discipline and focus demonstrated by our talented employees in 2009 now affords us the opportunity to look ahead and build for the future.”

The operations that formerly comprised the company’s Scripps Networks and interactive media divisions, which were spun off into Scripps Networks Interactive on July 1, 2008, are reported in previous periods as discontinued operations, as is the joint operating agreement (JOA) that included the Rocky Mountain News, the company’s newspaper in Denver that was closed in February 2009.
As part of the wind-down of the JOA in Denver, Scripps also transferred to its partner in August 2009 the company’s 50-percent partnership interest in Prairie Mountain Publishing (PMP). The results for PMP are reflected in the attached financial tables under “Equity in earnings of JOAs and other joint ventures.”
Fourth-quarter results by segment are as follows:
Television
Revenue from the company’s television stations was $73.9 million in the fourth quarter, a decrease of 20.8 percent from the fourth quarter of 2008, which benefited from $26 million of political advertising. Excluding political advertising from both periods, revenue increased 5.4 percent in the 2009 quarter.
Advertising revenue broken down by category was:
•	Local, up 2.9 percent to $42.7 million

•	National, up 7.2 percent to $22.2 million

•	Political was $2.9 million, compared with $26.0 million in the 2008 quarter
The increase in revenue from local and national advertisers was largely attributable to improved spending by advertisers in the retail and services categories, which experienced double-digit year-over-year increases. Automotive advertising, the largest category at a typical television station, was flat in the fourth quarter, but was up 12 percent year-over-year in December. Total advertising revenue in the month of December was up 11 percent compared with the prior-year period.
Revenues from retransmission consent agreements more than doubled in the fourth quarter to $2.0 million.
Segment expenses for the station group decreased 4.8 percent to $59.3 million, compared with $62.3 million a year ago. Year-over-year programming costs, which were 11 percent higher in the third quarter, were flat in the fourth quarter. Year-over-year employee costs decreased 5.3 percent.
The television division reported segment profit of $14.7 million in the fourth quarter, which was a strong sequential improvement from $3.1 million in the third quarter. Segment profit in the fourth quarter of 2008, which benefited from heavy political advertising, was $31.1 million. (See Note 2 in the attached financial statements for a definition of segment profit.)
Newspapers
Year-over-year revenue from Scripps newspapers fell 15 percent to $117 million. Advertising revenue was down 20 percent to $83.4 million, an improvement in the rate of decline from the third quarter of 2009, when year-over-year ad revenue declined 27 percent.

Advertising revenue broken down by category was:
•	Local, down 24 percent to $25.7 million

•	Classified, down 26 percent to $21.1 million

•	National, down 26 percent to $5.6 million

•	Preprint and other, down 14 percent to $23.4 million

•	Online, down 5 percent to $7.5 million
The decline in online advertising revenue, which was down 20 percent year-over-year in the third quarter, is attributable to the weakness in print classified advertising, to which roughly half of the online advertising is tied. Revenue from online-only ad sales rose 21 percent to $4.4 million.
A change in the nature of the business relationship between the company and certain newspaper distributors in select markets caused an increase in circulation revenue to $29.4 million from $28.3 million in the year-ago period. The company is continuing a transition to pay most independent distributors on a per-unit basis, recording circulation revenue after the transition at a higher retail basis and recording the per-unit delivery cost as distribution expense. Excluding the effects of that change, which does not affect segment profit, circulation revenue in the fourth quarter would have been down $544,000, or less than 2.0 percent.
Year-over-year employee costs declined 23 percent in the quarter due to an 18 percent reduction in the number of employees compared with the fourth quarter of 2008, and the decision to adjust compensation programs early in 2009. In the fourth quarter of 2008, employee expenses were affected by severance costs of $5.4 million. Excluding severance in the prior-year period, employee costs in the fourth quarter of 2009 were down 16 percent.
Newsprint and ink expense in the fourth quarter declined 49 percent due to decreases in volume and newsprint prices. The average price per tonne declined 35 percent in the quarter.
Total segment expenses for Scripps newspapers were down 22 percent from the prior-year period to $97.1 million.
Segment profit in the newspaper division rose 56 percent to $20.0 million, compared with $12.9 million in the fourth quarter of 2008.
Licensing and other media
Fourth-quarter revenues from the licensing and syndication businesses decreased 15 percent to $26.4 million. Revenue in the fourth quarter of 2008 benefited from a payment from MetLife related to a renegotiated contract and the pick-up by ABC of additional Peanuts specials. The 2009 quarter was affected by lower apparel licensing, particularly in Europe, and lower syndicate and Web revenue. Costs and expenses, including royalty payments, declined 12 percent to $23.3 million, resulting in segment profit of $3.1 million, compared with $4.3 million in the prior-year period.

Full-year results
Revenues from continuing operations for the full year 2009 were $802 million, compared with $1.0 billion in 2008.
The company reported a net loss from continuing operations in 2009 of $192 million, or $3.56 per share. The net loss included restructuring charges and a charge for the impairment of goodwill and other intangible assets in the company’s television segment totaling $196 million after taxes, or $3.64 cents per share. The company reported a net loss from continuing operations in 2008 of $551 million, or $10.19 per share. The net loss included a charge for the impairment of newspaper goodwill, the write-down of certain long-lived assets in the television division, the write-down of an investment in a Colorado newspaper partnership, charges related to the spin-off of Scripps Networks Interactive, and a loss that resulted from the repurchase of previously issued debt from bondholders ahead of scheduled maturity dates. Those items totaled $604 million after taxes, or $11.16 cents per share.
Financial flexibility
Long-term debt at the end of the fourth quarter was $35.9 million, up from $29.5 million at the end of the third quarter. Contributing to the increase in debt was the company’s decision during the fourth quarter to voluntarily make a $20 million contribution to the company’s defined benefit pension plans.
At the end of 2009 the value of the company’s pension plan assets was approximately $115 million less than the value of the company’s accumulated benefit obligations, a decrease in the unfunded liability of $30 million from the end of 2008. Although the company is not required to make any contributions to its defined benefit plans during 2010, the company will likely make voluntary contributions to its plans in the coming year.
Cash, cash equivalents and short-term investments totaled $26.6 million at the end of the fourth quarter, down from $31.7 million at the end of the third quarter.
Strategic options explored for United Media
The company also announced today that it is exploring strategic options for United Media Licensing, the wholly owned character licensing operation of United Media. Among the possible outcomes of the exploratory process are a sale or joint venture involving all or part of United Media Licensing. Another option is to keep operating the business if the exploratory process leads management to determine that more long-term value can be created for company shareholders by retaining the property.
“Scripps is proud to have United Media Licensing in its portfolio, but the recent interest and activity in the market for character-based properties make this an appropriate time to determine if more long-term value will be created for our shareholders by continuing to operate the business or finding another alternative,” said Boehne. “We recognize that ‘exploring strategic options’ often is a euphemism for ‘sale,’ but this truly is an exercise to determine if these properties would be more valuable with another owner. If not, we’ll continue to nurture the characters as we have for decades.”

Looking ahead
Forecasting first-quarter performance is complicated by the effect of economic uncertainty on the decisions of advertisers. At this point, management believes the generally improving business trends reported in the fourth quarter of 2009 will continue in the first quarter of 2010.
During the coming year, the company will continue to implement the restructuring of certain functions and the standardization and centralization of key systems and processes in the newspaper division. This pursuit of operational efficiencies could result in restructuring charges of up to $22 million during the course of 2010.
For the full year 2010, capital expenditures are expected to be approximately $20 million, and depreciation and amortization will be approximately $45 million. Full-year corporate expenses are expected to be approximately $32 million.
The company expects to receive at least $45 million in Federal tax refunds in 2010.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. EST today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1092 (U.S.) or 1-612-288-0337 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“fourth quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. EST Feb. 23 until 11:59 p.m. EST March 2. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 143962.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company is a diverse, 131-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 13 markets and the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
###
Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended			Years ended
	December 31,			December 31,
(in thousands, except per share data)	2009	2008	Change	2009	2008	Change

Operating revenues	$217,433	$264,895	(17.9)%	$802,360	$1,001,663	(19.9)%
Costs and expenses, excluding separation and restructuring costs	(184,995)	(223,369)	(17.2)%	(749,029)	(882,198)	(15.1)%
Separation and restructuring costs	(5,780)	(1,877)		(9,935)	(33,506)
Depreciation and amortization	(11,757)	(12,384)	(5.1)%	(45,172)	(46,901)	(3.7)%
Impairment of goodwill, indefinite and long-lived assets	—	(31,036)		(216,413)	(809,936)
Gains on disposal of property, plant and equipment	671	3,565		444	5,809

Operating income (loss)	15,572	(206)		(217,745)	(765,069)
Interest expense	(996)	(78)		(2,554)	(10,740)
Equity in earnings of JOAs and other joint ventures	947	866		1,745	4,265
Write-down of investment in newspaper partnership	—	(10,876)		—	(20,876)
Losses on repurchases of debt	—	—		—	(26,380)
Miscellaneous, net	315	(520)		(673)	6,731

Income (loss) from continuing operations before income taxes	15,838	(10,814)		(219,227)	(812,069)
Benefit (provision) for income taxes*	(1,714)	7,261		27,172	260,718

Income (loss) from continuing operations, net of tax	14,124	(3,553)		(192,055)	(551,351)
Income (loss) from discontinued operations, net of tax	(1,916)	(9,176)		(17,592)	121,451

Net income (loss)	12,208	(12,729)		(209,647)	(429,900)
Net income (loss) attributable to noncontrolling interests	105	(111)		(42)	46,690

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$12,103	$(12,618)		$(209,605)	$(476,590)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.22	$(0.06)		$(3.56)	$(10.19)
Income (loss) from discontinued operations	(0.03)	(0.17)		(0.33)	1.38

Net income (loss) per basic share of common stock	$0.19	$(0.24)		$(3.89)	$(8.81)

Weighted average basic shares outstanding	54,383	53,625		53,902	54,100

*	The tax provision for the three-months ended December 31, 2009 and 2008, includes the impact of discrete items including, the release of state valuation allowances and other items.
Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Income (loss) from continuing operations before income tax was affected by the following:
2009 — Separation and restructuring costs include the costs to restructure our operations and to install separate information systems as well as other costs related to affect the spin-off of SNI. These costs increased loss from continuing operations before taxes by $5.8 million in the fourth quarter and $9.9 million year-to-date.
In the first quarter we recorded a $215 million, non-cash charge to reduce the carrying value of our goodwill for our Television division.
We also recorded a $1 million non-cash charge to reduce the carrying value of the FCC license for our Lawrence, Kansas, television station.
2008 — In 2008, we recorded an $809.9 million, non-cash charge to reduce the carrying value of goodwill, indefinite and long-lived assets. We also recorded a non-cash charge of $20.9 million to reduce the carrying value of our investment in the Colorado newspaper partnership to our share of the estimated fair value of its net assets. Of these charges $41.9 million was recorded in the fourth quarter.
In the second quarter of 2008, we redeemed the remaining balances of our outstanding notes and recorded a $26.4 million loss on the extinguishment of debt.
Transaction costs and other activities related to the spin-off of SNI increased our costs and expenses by $1.9 million and $33.5 million, respectively for the three-and-twelve-month periods ended December 31, 2008.
Investment results, reported in the caption “Miscellaneous, net” in our 2008 results of operations from continuing operations before income tax and minority interest, include realized gains of $7.6 million from the sale of certain investments in 2008.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Prior to ceasing publication, our Albuquerque newspaper operated pursuant to the terms of a joint operating agreement. The newspaper maintained an independent editorial operation and received a share of the operating profits of the combined newspaper operations. We continue to maintain our ownership interest in the Albuquerque partnership; however, we do not include the equity earnings of the partnership in segment profit after publication of the newspaper ceased.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Licensing and other media primarily include licensing of worldwide copyrights relating to “Peanuts,” “Dilbert” and other properties for use on numerous products, including plush toys, greeting cards and apparel, for promotional purposes and for exhibit on television and other media syndication of news features and comics and other features for the newspaper industry.
The accounting policies of each of our business segments are those described in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2008.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.
Information regarding our business segments is as follows:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Newspapers	$117,135	$137,532	(14.8)%	$455,166	$568,667	(20.0)%
JOA and newspaper partnerships	—	—		—	4
Television	73,934	93,402	(20.8)%	255,220	326,860	(21.9)%
Licensing and other	26,364	30,893	(14.7)%	91,974	102,538	(10.3)%
Corporate and shared services	—	3,068		—	3,594

Total operating revenues	$217,433	$264,895	(17.9)%	$802,360	$1,001,663	(19.9)%

Segment profit (loss):
Newspapers	$19,997	$12,850	55.6%	$49,249	$71,475	(31.1)%
JOA and newspaper partnerships	—	106		(211)	(707)
Television	14,675	31,148	(52.9)%	20,168	80,589	(75.0)%
Licensing and other	3,052	4,349	(29.8)%	11,225	10,437	7.6%
Corporate and shared services	(5,286)	(6,751)	(21.7)%	(27,313)	(42,207)	(35.3)%

Depreciation and amortization	(11,757)	(12,384)		(45,172)	(46,901)
Impairment of goodwill, indefinite and long-lived assets	—	(31,036)		(216,413)	(809,936)
Equity earnings in newspaper partnership	947	690		1,958	4,143
Gains on disposal of property, plant and equipment	671	3,565		444	5,809
Interest expense	(996)	(78)		(2,554)	(10,740)
Separation and restructuring costs	(5,780)	(1,877)		(9,935)	(33,506)
Write-down of investment in newspaper partnership	—	(10,876)		—	(20,876)
Losses on repurchases of debt	—	—		—	(26,380)
Miscellaneous, net	315	(520)		(673)	6,731

Income (loss) from continuing operations before income taxes	$15,838	$(10,814)		$(219,227)	$(812,069)

	Three months ended		Years ended
	December 31,		December 31,
(in thousands)	2009	2008	2009	2008

Depreciation:
Newspapers	$6,339	$5,578	$23,365	$21,905
JOA and newspaper partnerships	—	303	—	1,219
Television	4,438	5,132	17,837	19,057
Licensing and other	455	309	1,404	787
Corporate and shared services	180	253	736	713

Total depreciation	$11,412	$11,575	$43,342	$43,681

Amortization of intangibles:
Newspapers	$261	$525	$1,495	$2,088
Television	84	284	335	1,132

Total amortization of intangibles	$345	$809	$1,830	$3,220

The following is segment operating revenue for newspapers:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Local	$25,738	$33,648	(23.5)%	$97,394	$130,876	(25.6)%
Classified	21,087	28,532	(26.1)%	94,183	145,610	(35.3)%
National	5,593	7,543	(25.9)%	21,546	28,287	(23.8)%
Online	7,537	7,969	(5.4)%	29,465	36,769	(19.9)%
Preprint and other	23,433	27,098	(13.5)%	79,243	95,949	(17.4)%

Newspaper advertising	83,388	104,790	(20.4)%	321,831	437,491	(26.4)%
Circulation	29,361	28,319	3.7%	115,872	113,398	2.2%
Other	4,386	4,423	(0.8)%	17,463	17,778	(1.8)%

Total operating revenues	$117,135	$137,532	(14.8)%	$455,166	$568,667	(20.0)%

The following is segment operating revenue for television:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Local	$42,740	$41,546	2.9%	$151,665	$180,065	(15.8)%
National	22,247	20,759	7.2%	73,575	86,252	(14.7)%
Political	2,902	26,044	(88.9)%	5,063	41,012	(87.7)%
Network compensation	1,538	1,922	(20.0)%	7,464	7,792	(4.2)%
Other	4,507	3,131	43.9%	17,453	11,739	48.7%

Total operating revenues	$73,934	$93,402	(20.8)%	$255,220	$326,860	(21.9)%

3. CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	December 31,	December 31,
(in thousands)	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$14,405	$5,376
Short-term investments	12,180	21,130
Other current assets	229,273	259,030

Total current assets	255,858	285,536

Investments	10,660	12,720
Property, plant and equipment	423,570	426,671
Goodwill	—	215,432
Other intangible assets	23,635	26,464
Deferred income taxes	59,449	80,600
Other long-term assets	13,176	9,281
Assets of discontinued operations - noncurrent	—	32,272

TOTAL ASSETS	$786,348	$1,088,976

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,049	$55,889
Customer deposits and unearned revenue	33,191	38,817
Accrued expenses and other current liabilities	75,020	90,653
Liabilities of discontinued operations - current	—	2,225

Total current liabilities	135,260	187,584

Long-term debt	35,916	61,166
Other liabilities (less current portion)	181,921	245,259
Total equity	433,251	594,967

TOTAL LIABILITIES AND EQUITY	$786,348	$1,088,976

4. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities. When we adopted this treatment in 2009, we adjusted all prior period earnings per share data to conform to these provisions. This adoption did not result in a change to the previously reported basic EPS and diluted EPS for 2008, due to the net loss.

	Three months ended		Years ended
	December 31,		December 31,
(in thousands)	2009	2008	2009	2008

Numerator (for both basic and diluted earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$12,103	$(12,618)	$(209,605)	$(476,590)
Less income allocated to unvested restricted stock and RSUs	(1,786)	—	—	—

Numerator for basic and diluted earnings per share	$10,317	$(12,618)	$(209,605)	$(476,590)

Denominator

Basic weighted-average shares outstanding	54,383	53,625	53,902	54,100
Effective of dilutive securities:
Unvested restricted shares and RSUs held by employees	—	—	—	—
Stock options held by employees and directors	—	—	—	—

Diluted weighted-average shares outstanding	54,383	53,625	53,902	54,100